Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Share Incentive Plan of Baidu, Inc. of our reports dated March 15, 2019, with respect to the consolidated financial statements of Baidu, Inc. and the effectiveness of internal control over financial reporting of Baidu, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China

June 28, 2019